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                                                                  Exhibit 99.1


                                           [LOGO]

Westinghouse Public Relations              Westinghouse Electric Corporation

                                           Westinghouse Building, Gateway Center
                                           Pittsburgh, Pennsylvania 15222


                                         Contact:   Jack Bergen or Kevin Ramundo
                                         Telephone: (412) 642-4989

                               FOR USE: IMMEDIATE

WESTINGHOUSE REPORTS 1997 FIRST QUARTER RESULTS

         Pittsburgh, April 25, 1997 -- Westinghouse Electric Corporation (NYSE:WX) reported a loss from continuing operations of $151 million, or $.23 per share, for the quarter ended March 31, 1997, compared to last year's first quarter loss from continuing operations of $114 million, or $.26 per share, excluding special items in the year-ago quarter. The net loss for the current quarter of $151 million narrowed slightly from last year's net loss of $165 million, or $.38 per share, excluding special items. With the addition of revenues from the year-end 1996 acquisition of Infinity Broadcasting, sales increased 18 percent to $2.2 billion.

WESTINGHOUSE/CBS GROUP

         In the first quarter, Westinghouse's media group reported earnings before interest, taxes, depreciation and amortization (EBITDA) of $110 million, equal to the year-ago quarter. Infinity's contribution to EBITDA for the quarter was offset by a decrease at the television network, due to ratings softness and a less favorable effect of purchase price accounting for program rights. On a proforma basis, for the first quarter of 1997, sales in the media group increased 5 percent.

          Sales for the CBS radio group increased 18 percent, substantially outperforming the radio industry. Even more significantly, EBITDA of $91 million increased 38 percent on a proforma basis.



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WESTINGHOUSE REPORTS 1997 FIRST QUARTER RESULTS

         At the TV network, EBITDA decreased due to lower audience levels in key demographic categories and cost increases primarily associated with sports and special events. Importantly, CBS is growing share in its target Adult 25-54 viewing audience.

         On a same station basis, television revenues declined 4 percent. Last year's first quarter benefited from political advertising. Despite lower revenues, EBITDA was comparable to last year, due to cost reductions and other improvements at the TV stations.

         For other media businesses, which include Eyemark and CBS Cable (formerly Group W Satellite Communications), EBITDA declined $7 million compared with last year's first quarter. These results include a loss of $10 million resulting from the expansion of the CBS TeleNoticias cable network and the development and launch of Eye On People, a new cable channel that debuted on March 31, 1997.

         Commenting on the media businesses, Michael H. Jordan, the company's chairman and chief executive officer, said: "CBS Radio exceeded our most optimistic expectations, and is setting the pace of growth for the entire industry. At the CBS TV network, demographic ratings are beginning to improve, positioning us well for the 1997-1998 advertising market. At our television stations, it is apparent that the extensive actions underway are beginning to have a positive effect, with ten of our 14 stations showing higher EBITDA performance. We look forward to rounding out our strong media franchise by completing the acquisition of The Nashville Network and Country Music Television later this year."


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WESTINGHOUSE REPORTS 1997 FIRST QUARTER RESULTS

THE INDUSTRIES AND TECHNOLOGY GROUP

         Sales in the Industries and Technology Group decreased slightly compared to a year ago, excluding a one-time contract accounting adjustment at Power Generation. The group had an operating loss of $59 million, compared to a $1 million loss in the year-ago quarter, excluding special charges in 1996. Approximately $50 million of the current loss related to a reevaluation of a complex international project at Energy Systems. While the company continues to anticipate positive margins on the total project, this adjustment was made to reflect project delays and changes in scope to the multi-year contract.

         At Power Systems, which includes the Power Generation and Energy Systems businesses, sales decreased 4 percent, while the operating loss grew $52 million compared to last year. At Power Generation, service sales drove revenues up nearly 4 percent, while cutting the business unit's operating loss 7 percent. Sales and operating profit declined at Energy Systems, primarily due to the previously mentioned adjustment. Orders for Power Systems decreased due to delays in international project closings and to a large nuclear fuel reload order that occurred in the first quarter of 1996.

         While Thermo King revenues declined slightly from a year ago due primarily to the strong U.S. dollar and weak North American truck and trailer sales, operating profit increased 4 percent. Profitability was enhanced by last year's two European acquisitions as well as material cost and productivity improvements. Thermo King's orders increased 5 percent over last year's first quarter due to a large container order and strong service parts business.

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WESTINGHOUSE REPORTS 1997 FIRST QUARTER RESULTS

         Commenting on the Industries and Technology Group's performance and prospects, Mr. Jordan said: "Increasing service revenues and the positive impact of last year's restructuring encourage us that the industrial businesses are making strong progress in focusing their business strategies and operations for profitable growth. This will better prepare them for success as an independent company after the split of Westinghouse into separate media and industrial companies later this year."


April 25, 1997